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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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AMERICAN EQUITY
Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 5, 2003

        The Annual Meeting of Stockholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, on Thursday, June 5, 2003 at 3:30 p.m., local time, for the following purposes:

1.
To elect a total of three (3) Directors to three-year terms.

2.
To consider and vote upon a proposed Amendment to the Company's Articles of Incorporation related to Directors' liability and indemnification rights.

3.
To consider and vote upon the ratification of the appointment of Ernst & Young, LLP as independent auditors for 2003.

4.
To transact such other business that may properly come before the meeting or any adjournment thereof.

        The close of business on April 18, 2003, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
West Des Moines, Iowa April 28, 2003	Debra J. Richardson Secretary

Please execute the enclosed proxy and return it promptly in the enclosed envelope or by fax to (515) 221-9989. If you attend the meeting you may vote either in person or through your proxy.

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Stockholders
June 5, 2003

TABLE OF CONTENTS

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	2
General Information	2
PROPOSALS TO BE VOTED UPON	3
Proposal 1
Election of Directors	3
Nominees for Class III Director	3
Proposal 2
Amendment to the Articles of Incorporation— Director Liability and Indemnification Rights	4
Proposal 3
Appointment of Independent Auditors	6
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	7
Security Ownership of Management and Certain Beneficial Owners	7
Meetings and Committees of the Board of Directors	9
Executive Officers	10
Executive Compensation	11
Stock Incentive Plans	13
Other Compensation Plans	13
Compensation Committee Report	13
Audit Committee Report	14
Certain Relationships and Related Party Transactions	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
No Public Market for Shares	16
OTHER INFORMATION	16
Stockholder Proposals for the 2004 Annual Meeting	16
Annual Report on Form 10-K	17
Annual Report to Stockholders	17

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This Proxy Statement is furnished to the stockholders of American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (referred to in this Proxy Statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 5, 2003, at the time and place shown in the Notice of Annual Meeting of Stockholders, and at any adjournment thereof.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This Proxy Statement is first being mailed on or about April 28, 2003.

Voting

        Only stockholders of record as of the close of business on April 18, 2003, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 14,438,452 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        If the enclosed proxy is properly executed and returned in time, it will be voted at the meeting in accordance with the instructions contained therein. If no direction is given, proxies will be voted in favor of the two proposals described in this Proxy Statement. Any stockholder furnishing a proxy may revoke it at any time before it is properly voted either by attending the meeting and voting in person or by delivering written notice of revocation or a later dated proxy to the Secretary.

        We know of no business that has been properly proposed or will be presented for consideration at the meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any additional business come before the meeting it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons named in the proxy.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any director and abstentions represented at the meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any other matter to come before the meeting and will not affect the outcome of any other matter.

        If a quorum exists, the (i) directors will be elected by a majority of the votes cast by the shares entitled to vote in the election; (ii) the amendment to our Articles of Incorporation will be approved if favorable votes are cast by a majority of the votes cast by the shares entitled to vote on this amendment; (iii) Ernst & Young, LLP will be appointed as the Company's independent auditors for 2003 if the votes cast favoring the action exceed the votes cast opposing the action; and (iv) action on other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

        The Board of Directors unanimously recommends that you vote FOR the three proposals described in this Proxy Statement.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of ten members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the three directors presently serving as the Class III directors expire at the annual meeting to be held on June 5, 2003. Each of the Class III directors are nominated for re-election to a new term of three years expiring in 2006.

        The Board of Directors anticipates that the nominees will be able to serve on the Board. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority.

        The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Nominees for Class III Director

        The following individuals have been nominated by the Board as Class III directors whose terms will expire at the annual meeting to be held in 2006:

        D. J. Noble has served as Chairman, President and Treasurer of the Company and as Chairman of our life subsidiary since their formation in 1995. He has also served as CEO of our life subsidiary since March, 2001, and he served as President of our life subsidiary from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form the Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is also a Director of Twenty Services, Inc. ("Twenty").

  Director since 1995. Age 71.
  Member: Executive and Investment Committees

        A. J. Strickland, III, has been a Professor at the University of Alabama School of Business since 1968. Dr. Strickland is also a Director of Twenty and a former Director of Statesman.

  Director since 1996. Age 61.
  Member: Compensation Committee

        Harley A. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy, P.L.C. from 1956 through 1994. Mr. Whitfield served as general corporate counsel for Statesman for over 30 years.

  Director since 1996. Age 72.
  Member: Compensation and Audit Committees

Proposal 2
Amendment to the Articles of Incorporation—
Director Liability and Indemnification Rights

General

        A recent change in the Iowa Business Corporation Act, under which we are organized, requires that a corporation organized under the Act amend its articles of incorporation if it wishes to retain a director liability shield comparable to the provisions authorized by prior law and contained in Article V of our Articles of Incorporation. Another recent change in the Iowa Business Corporation Act authorizes indemnification of directors under the same circumstances that the new director liability shield provides, if the indemnification provision is contained in the corporation's articles of incorporation. We propose to eliminate the director liability shield provision contained in Article V of our Articles of Incorporation, and to replace it with a director liability shield and indemnification provision based on the new law.

The Amendment

        We propose that Article V of our Articles of Incorporation be deleted in its entirety, and the following director liability shield and indemnification provision be substituted in its place:

ARTICLE V

  A director of this Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law.

  In addition, each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives or administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("Indemnitee"), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. Without limiting the generality of the preceding sentence, an Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law.

  In addition to the indemnification conferred in this Article, the Indemnitee and any officer of the Corporation shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee, or any similar type of proceeding against such officer, in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

Reasons for the Amendment

        Article V of our current Articles of Incorporation shields directors from liability to the corporation or its shareholders for money damages except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) for any transaction from which the director derives an improper personal benefit or (4) for unlawful distributions. The language of these four exceptions was identical to the authorized pursuant to the terms of Section 832 of the Iowa Business Corporation Act.

        Effective as of January 1, 2003, Section 832 of the Iowa Business Corporation Act, on which Article V was based, has been repealed, and the concept formerly contained in Section 832 has been modified and set forth at Section

202(d) of the Iowa Business Corporation Act. Section 202(d) authorizes inclusion of a director liability shield in a corporation's articles of incorporation with the same exceptions that are contained in the proposed amendment to Article V, set forth above.

        The repeal of Section 832 raises concerns whether the existing language in Article V of our Articles of Incorporation is legally effective after January 1, 2003. The proposed amendment is necessary in order to eliminate this uncertainty, and to preserve a shield from director liability which conforms to applicable Iowa law.

        Also effective January 1, 2003, the Iowa Business Corporation Act was amended by authorizing the inclusion of a provision in articles of incorporation permitting or making obligatory the indemnification of a director for liability, for any action taken, or any failure to take any action, as a director, except liability for; (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) unlawful distributions, and (4) an intentional violation of criminal law. The new Iowa provisions relating to director liability and indemnification address and eliminate certain ambiguities found in the prior law and clarify the nature and extent of the liability shield and related indemnification intended.

        The new provisions attempt a more precise definition of the actions and failures to act which cannot be shielded. These replace the concepts of "breach of fiduciary duty as a director", "breach of the director's duty of loyalty", and "acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law". Each of these concepts has been widely used, but is not defined in the Iowa Business Corporation Act, or in many other comparable law, and are subject to widely divergent interpretations. In place thereof, the new provision disallows the shield for liability and right to indemnification for "an intentional infliction of harm on the corporation or the shareholders" or "an intentional violation of criminal law".

        The new provisions clarify the scope of the director liability shield and indemnification rights and render them less susceptible to dispute and litigation. Adoption of the proposed amendments will be beneficial to us in our efforts to retain directors, and to attract more independent directors to serve on our Board of Directors in the future.

Principal Effect of Approval or Disapproval

        If the stockholders approve Proposal 2, directors and director candidates will be assured that there is a director liability shield in place, notwithstanding the repeal of the statutory provisions which supported the existing director liability shield.

        If the stockholders approve the Proposal, directors will have clearer and increased protection from liability and clearer and greater indemnification rights than if the Proposal is rejected.

        If the stockholders do not approve the Proposal, the effectiveness of the current director liability shield will be in doubt, and the directors will not have the benefit of the clearer and greater liability shield and indemnification rights. Consequently, we may have greater difficulty retaining and recruiting the most qualified directors.

Implementing Proposal 2

        If the stockholders approve this Proposal, we will promptly file Articles of Amendment reflecting the terms of the amendments with the Iowa Secretary of State and the amendments will then be effective. Additionally, we expect the Board of Director to adopt changes to the Bylaws at its June 2003 meeting, to conform the Bylaws to these and other changes in the Iowa Business Corporation Act.

        The Board of Directors unanimously recommends that you vote FOR the proposed Amendment to the Company's Articles of Incorporation.

Proposal 3
Appointment of Independent Auditors

        The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young, LLP as our independent auditors for the year 2003, subject to ratification by the stockholders. Ernst & Young, LLP has served as our independent auditors since the Company was formed in 1995.

        Fees paid to Ernst & Young, LLP during the last two fiscal years were:

	2002	2001
Audit fees	$214,500	$143,400
Audit related fees	345,947	126,660
Tax fees	27,850	41,600
All other fees	—	25,172

Total	588,297	336,832

        Our policy is that all fees for services provided by our independent auditors must be approved in advance by the Audit Committee or a member thereof, provided the entire committee is kept informed. In addition, the Audit Committee reviews with Ernst & Young, LLP, whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans. These policies were adopted in compliance with the Sarbanes-Oxley Act of 2002, and rules adopted and/or proposed to be adopted by the Securities and Exchange Commission ("SEC") thereunder.

        Representatives of Ernst & Young, LLP will be present at the meeting and will be available to respond to questions.

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent auditors.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The Company presently has 294 stockholders. The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2003 by: (i) each director and nominee for director of us; (ii) our chief executive officer and each of our other most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

	Shares Beneficially Owned(1)		Warrants, Options, Subscription Rights included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner
	Number	Percent
David J. Noble(3)(4)	4,099,500	24.00	2,640,000
James M. Gerlach(5)(6)	347,250	2.36	254,250
John C. Anderson	10,650	*	—
Robert L. Hilton	3,750	*	—
John M. Matovina(7)	18,000	*	—
Ben T. Morris	68,019	*	18,750
David S. Mulcahy(4)(5)	96,000	*	30,000
A. J. Strickland, III(6)	234,000	1.61	105,000
Harley A. Whitfield	36,000	*	15,000
Terry A. Reimer(5)(6)	345,750	2.35	251,250
Kevin R. Wingert(5)	150,600	1.04	112,500
Debra J. Richardson(4)	192,222	1.32	177,375
Wendy L. Carlson	111,300	*	97,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,713,041	31.49	3,701,625
5% Owners:
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	4,687,500	32.47
Conseco Companies 11825 North Pennsylvania Street Carmel, Indiana 46032	1,369,500	9.49

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of Common Stock, all stock options are granted pursuant to the American Equity Investment 1996 Stock Option Plan and/or the 2000 Employee Stock Option Plan.

(3)
Includes 963,000 shares owned by Mr. Noble, 19,500 shares held in a self-directed retirement plan account and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 53% of Twenty Services, Inc.

(4)
Of the 4,687,500 shares beneficially owned by Farm Bureau Life Insurance Company, 1,785,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a director or an executive officer of the Company. Each of the voting trustees disclaims any beneficial ownership with respect to these shares. Farm Bureau Life Insurance Company has a "right of first refusal" to maintain a 20% ownership interest in our issued and outstanding equity securities.

(5)
In addition to the shares reflected in this table, Mr. Gerlach, Mr. Reimer and Mr. Wingert each have Deferred Compensation Agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or action by the Board. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; Mr. Wingert is entitled to receive 4,500 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership interest includes 3,000 shares owned by his spouse. Mr. Gerlach's ownership interest includes 3,000 shares owned jointly with his spouse.

(7)
Mr. Matovina's shares are held in a self-directed retirement plan account.

        In addition to the equity securities of the Company reflected in the table above, certain of the directors and executive officers beneficially own shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts. Noble, Richardson, Gerlach, Mulcahy and Reimer beneficially own 4,000, 1,000, 1,000, 4000 and 1,000 of such securities, respectively, and the directors and executive officers as a group (13 persons) own 11,000 of such securities. Such securities are convertible into our Common Stock on a three-for-one basis.

Compensation of the Board of Directors

        Each member of the Board of Directors who is not an officer of the Company receives $500 per day for attending meetings of the Board of Directors or meetings of committees of the Board of Directors, plus reimbursement of expenses for attending such meetings. Under the 2000 Director Stock Option Plan, Directors who are not employees may receive grants of options to purchase shares of our Common Stock; however, no such grants have been made.

Meetings and Committees of the Board of Directors

        The Board of Directors met four times in 2002, and each of the Directors attended at least three of the meetings. We currently have four permanent Board committees described below:

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board, all of the powers and authority of the Board in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board on policy matters.

        The Audit Committee performs the following functions, among others: (i) makes recommendations to our Board concerning the engagement of independent auditors; (ii) monitors and reviews the quality and activities of our independent auditors; and (iii) monitors the adequacy of our operating and internal controls as reported by management and the independent auditors. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter was included as an Appendix to the Proxy Statement for the Annual Meeting of Stockholders held June 7, 2001.

        The Audit Committee is comprised of three independent directors, including John M. Matovina, David S. Mulcahy and Harley A. Whitfield. The Audit Committee must include only directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board has determined that all members of the Audit Committee meet such standards, and further that Mr. Matovina is an "audit committee financial expert," as that term is defined in SEC regulations.

        The Compensation Committee performs the following functions, among others: (i) reviews salary, benefits and other compensation of our chief executive officer; (ii) makes recommendations to our Board regarding the salary benefits and other compensation of our chief executive officer; and (iii) administers our Employee Stock Option Plans. The report of the Compensation Committee is set forth below.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities.

        These committees are comprised of the following members and held the following number of meetings in 2002:

Committee:	Members:	2002 Meetings:
Executive	Noble Gerlach	12
Audit	Mulcahy Whitfield Matovina	5
Compensation	Hilton Strickland Whitfield	0
Investment	Noble Gerlach	12

        Each of the committee members attended at least 75% of the committee meetings.

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        D. J. Noble (age 71) has served as Chairman, President and Treasurer of the Company and as Chairman of our life subsidiary since their formation in 1995. Mr. Noble was also President of our life subsidiary from the inception of the Company until March 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form the Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is also a Director of Twenty Services, Inc. ("Twenty").

        Kevin R. Wingert (age 45) was appointed President of our life subsidiary in March 2001. He served as Vice President of Marketing of that subsidiary from 1996. He served as Regional Vice President of Marketing for American Life and Casualty Insurance Company ("American Life"), a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

        James M. Gerlach (age 60) has served as Executive Vice President since 1997 and as a Director, Executive Vice President and Chief Marketing Officer of our life subsidiary since 1996.    Prior to joining the Company, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

        Terry A. Reimer (age 57) has served as Executive Vice President of the Company and as a Director, Executive Vice President, Chief Operating Officer and Treasurer of our life subsidiary since November 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life from September 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 30 years.

        Debra J. Richardson (age 46) has served as Senior Vice President and as Secretary of the Company and as a Director, Senior Vice President and Secretary of our life subsidiary since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President- Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for over 20 years.

        Wendy L. Carlson (age 42) has served as Chief Financial Officer and General Counsel of the Company and as General Counsel of our life subsidiary since June 1999. Before becoming an employee, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 10 years. Ms. Carlson is also a certified public accountant.

  Executive Compensation

        The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's highest paid executive officers whose total salary and bonus for 2002 services exceeded $100,000. The amounts shown are aggregate compensation from the Company and its subsidiaries.

Summary Compensation Table

Long-Term Compensation Awards— Securities Underlying Options/SARs(2)
Annual Compensation
Name and Principal Position					All Other Compensation(3)
	Year	Salary(1)	Bonus
D.J. Noble Chairman, President and Chief Executive Officer	2002 2001 2000	$60,000 78,000 60,000	-0- -0- -0-	-0- -0- -0-	$1,200 1,557 1,200
Kevin R. Wingert President, life subsidiary	2002 2001 2000	135,000 128,750 75,000	36,633 44,302 25,277	-0- -0- 60,00	12,079 4,498 2,006
James M. Gerlach Executive Vice President	2002 2001 2000	135,000 128,750 120,000	36,663 34,303 6,382	-0- -0- 47,250	10,054 10,256 9,845
Terry A. Reimer Executive Vice President	2002 2001 2000	135,000 128,750 120,000	36,663 34,303 11,382	-0- -0- 47,250	13,977 13,876 12,741
Debra J. Richardson Senior Vice President and Secretary	2002 2001 2000	135,000 108,333 65,000	36,663 24,303 15,055	-0- -0- 47,250	12,869 13,254 8,972
Wendy L. Carlson Chief Financial Officer and General Counsel	2002 2001 2000	135,000 128,750 120,000	36,633 34,303 6,341	-0- -0- 45,000	2,700 2,575 2,527

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Except for Mr. Noble, all awards were made under our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan. The number of securities for Mr. Noble includes warrants to purchase 240,000 shares of Common Stock, all of which were exercised in 2000, and options to purchase 960,000 shares of Common Stock.

During 2000, as a separate deferred compensation agreement, the Company loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used for the warrants exercised as described in the preceding paragraph, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by the Company in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs.

In addition to the number of securities listed, Messrs. Noble, Gerlach and Reimer, and Ms. Richardson received management subscription rights to purchase shares of common stock in connection with a rights offering in December 1997. Those executive officers received the right to purchase one share of Common Stock for each share owned and one-half share of Common Stock for each stock option held at the close of business on December 1, 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,250 management subscription rights; and Ms. Richardson received 39,375 subscription rights.

(3)
Represents employer contributions to our 401(k) savings plan, and auto allowances provided to certain of the executive officers.

Options Granted in Last Fiscal Year

        No options were granted to our CEO or other executive officers during the last fiscal year.

Aggregate Option Exercises and Fiscal Year-end Values

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2002 by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(2) Exercisable (E)/Unexercisable (U)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(1) Exercisable (E)/Unexercisable (U)
D.J. Noble	None	None	(E) 960,000 (U) None	(E) $1,272,000 (U) None
Kevin R. Wingert	None	None	(E) 112,500 (U) None	(E) $67,950 (U) None
James M. Gerlach	None	None	(E) 138,000 (U) None	(E) $169,875 (U) None
Terry A. Reimer	None	None	(E) 135,000 (U) None	(E) $163,515 (U) None
Debra J. Richardson	None	None	(E) 138,000 (U) None	(E) $118,912 (U) None
Wendy L. Carlson	None	None	(E) 97,500 (U) None	(E) None (U) None

(1)
Values equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price. For purposes of this table, fair market value was deemed to be $5.45 per share, based upon the value determined by the Board of Directors to be the fair market value set as the exercise price for options granted to employees in March 2002.

(2)
Does not include management subscription rights (see footnote (2) to the Summary Compensation Table). Based upon a deemed fair market value of $5.45 per share of Common Stock, Mr. Noble's 1,680,000 management subscription rights had a value of $201,600; Mr. Gerlach's and Mr. Reimer's 116,250 management subscription rights had a value of $13,950 at fiscal year end; and Ms. Richardson's 39,375 subscription rights had a value of $5,119.

Stock Incentive Plans

        Except for the stock options granted to Mr. Noble, all stock options described in the table above were granted under our 1996 Stock Option Plan and the 2000 Employee Stock Option Plan. These plans, which were approved by the Board and stockholders, enable us to attract and retain employees and to align employees' interests with the performance of the Company. The plan provides for the grant of options, including incentive stock options and non-qualified stock options. No options were granted to the senior officers of the Company in 2002.

Other Compensation Plans

        We sponsor a bonus plan for all employees based upon total receipts of premiums from new annuity sales. Senior managers of the Company, with the exception of Mr. Noble, participate in this plan on a pro rata basis with all other employees. The bonus pool consists of 5 basis points (0.05%) of new premiums received during the six-month periods preceding each semi-annual distribution date. Distributions are made as cash bonuses on a pro rata basis equal to the ratio which each employee's gross salary bears to our total payroll expense for the relevant period. In addition, officers of the Company may receive annual discretionary cash bonuses in amounts determined by Mr. Noble.

        We also have a qualified 401(k) plan for all employees after 180 days of employment and attainment of age 21. We match employee contributions to the plan to the extent of 50% up to 4% of total compensation, subject to the limitations specified in the Employee Retirement Income Security Act (ERISA).

        In 2002, we adopted a non-qualified deferred compensation plan and trust for senior officers. Under this plan, any of our senior officers may elect to defer all or a portion of their salary and/or cash bonuses until their separation from service due to death, disability or retirement, or until the Board authorizes the release of the deferred amounts. Each officer electing to defer income under this plan has a deferred compensation account the investment of which is subject to his/her direction. All assets held to fund such accounts are held in trust and would be returned to the Company only in the event of its insolvency.

Compensation Committee Report

        The Compensation Committee is comprised of three directors who are not employees of the Company. The Compensation Committee makes recommendations to the Board of Directors as to the amount and form of compensation to be paid to Mr. Noble as President and CEO. The Compensation Committee also is responsible for granting stock options under the 2000 Employee Stock Option Plan. The compensation of other executive officers is determined by Mr. Noble.

        Our compensation programs are designed to:

    (i)
    attract and retain highly qualified and motivated executive officers and employees

    (ii)
    encourage and reward achievement of our annual and long-term goals

    (iii)
    encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders

        Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million per individual, with the exception of "performance-based compensation." All options granted to our CEO and other executive officers qualify for this exclusion. It is not anticipated that any executive officer will be paid more than $1 million (excluding "performance-based compensation") and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

        Mr. Noble has elected to receive an annual base salary of $60,000 since the formation of the Company in December 1995, and has received no cash bonuses. In 2000, the Compensation Committee reviewed Mr. Noble's compensation and made recommendations to the Board of Directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and the Company's growth and profitability. However, Mr. Noble did not accept the salary increase and bonus in 2000, 2001 or 2002. In 2000, he received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan are treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements. See Note 2 to the Summary Compensation Table above.

COMPENSATION COMMITTEE A.J. Strickland, III, Chair Harley A. Whitfield Robert L. Hilton

Audit Committee Report

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The committee meets with the independent auditors, with and without management present to discuss the results of the examination, the auditors' evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal year 2002.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

AUDIT COMMITTEE David S. Mulcahy, Chair Harley A. Whitfield John M. Matovina

Certain Relationships and Related Party Transactions

        General Agency Commission and Servicing Agreement.    We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the "Service Company"), wholly-owned by our chairman, whereby, the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums collected by the Company on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by us on the sale of those same policies. In return, we agreed to pay quarterly renewal commissions to the Service Company equal to ..3875% of the premiums received by us on policies that still remain in force.

        On December 31, 1997, we amended the Agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, we agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by us before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 30, 1999, the original agreement remains in effect and, accordingly, we pay renewal commissions of .325% of the premiums received on such policies which remain in force.

        On June 30, 1999, we amended the Agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and we agreed to pay the Service Company quarterly renewal commissions of .25% for in-force amounts received thereafter.

        On October 1, 2002, we amended the agreement to provide for the payment of 35% of the agents' commissions payable by the Service Company for policies issued from October 1, 2002 through December 31, 2002, and we agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts received thereafter. Effective October 1, 2002, we also agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts on policies issued from January 1, 1998 through August 31, 1999 and ..7% of in-force amounts on policies issued prior to January 1, 1998. The termination date of the agreement was extended to December 31, 2008.

        In connection with the General Agency Commission and Servicing Agreement, we record commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2002 and 2000, the Service Company paid $11.8 million and $28.4 million, respectively, to our agents. We paid renewal commissions to the Service Company of $21.7 million, $23.2 million, and $20.5 million during the years ended December 31, 2002, 2001 and 2000, respectively.

        Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2002 are as follows (Dollars in thousands):

Year ending December 31:
2003	$25,247
2004	14,887
2005	4,106
2006	255

44,495
Amounts representing interest	(4,150)

Net amount	$40,345

        As a source of funding its portion of producing agents' commission payments, the Service Company borrowed funds from D. J. Noble, Chairman, Chief Executive Officer and President of the Company. The amount payable to Mr.

Noble by the Service Company at December 31, 2002 and 2001 was $24.1 million and $22.4 million, respectively. As an alternate source of funds for such first year commissions, the Service Company borrowed funds from us. At December 31, 2002 and 2001, amounts receivable from the Service Company totaled $20.5 million and $29.1 million, respectively. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement. Interest on such indebtedness accrues at "reference rate" of the financial institution that is the Company's principal lender. This rate averaged 8.70% in 2002, and 8.64% in 2001 and 2000.

        Equitrust Transactions.    Effective August 1, 2001, we entered into a coinsurance agreement with Equitrust Life Insurance Company ("Equitrust"), an affiliate of Farm Bureau Life Insurance Company ("Farm Bureau") covering 70% of certain of the Company's non-multi-year guarantee fixed annuities and equity index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of December 31, 2002, Farm Bureau beneficially owned 32.47% of our common stock. Total annuity deposits ceded were approximately $837.9 million and $418.3 million for the year ended December 31, 2002 and the period from August 1, 2001 to December 31, 2001, respectively. Expense allowances received were approximately $99.4 million and $51.2 million under this agreement for the year ended December 31, 2002 and the period from August 1, 2001 to December 31, 2001, respectively. The balance due under this agreement to Farm Bureau was $1.5 million at December 31, 2002 and $22.9 million at December 31, 2001, and represents the market value of the call options related to the ceded business held by the Company to fund the index credits and cash due to or from Farm Bureau related to the transfer of annuity deposits.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.     During 2002, Ben T. Morris (in his capacity as a principal of Sanders Morris Mundy) exercised warrants to acquire 4,461 shares of our Common Stock which was not reported on Form 4 but was later reported on Form 5. With that one exception, and based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2002, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

No Public Market for Shares

        Under Section 14 of the Securities and Exchange Act of 1934 and Regulation S-K promulgated by the Securities and Exchange Commission, we are required to provide a stock performance graph comparing the total return on our shares of Common Stock with certain recognized indexes. However, because there is no public market for our shares, it is not possible to establish a public value for our Common Stock and thus it is not possible to provide a stock performance graph.

OTHER INFORMATION

Stockholder Proposals for the 2004 Annual Meeting

        Stockholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2004, or stockholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Senior Vice President and Secretary, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266.

        A stockholder may present a proposal for inclusion in our proxy statement if such stockholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2003.

        In addition, under our Bylaws, a stockholder who desires to present a proposal from the floor of the 2004 annual meeting must submit the proposal between March 6 and April 6, 2004. Any such proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Annual Report on Form 10-K

        Any stockholder who desires to obtain a copy, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2002, (including our audited financial statements and financial statement schedules) as filed with the Securities and Exchange Commission, may contact Debra J. Richardson, Senior Vice President and Secretary, at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (888-221-1234, ext. 1704).

Annual Report to Stockholders

        Simultaneously with the mailing of this Proxy Statement, we are mailing our 2002 Annual Report and Form 10-K to all stockholders of record on April 18, 2003.

APPENDIX A

Form of Proxy Card
P R O X Y

[Name an address of Stockholder]	[Number of Shares owned by Stockholder]

This proxy when properly executed will be voted in the manner you direct below. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal (s).

Please vote by marking the appropriate boxes below:

•
To elect David J. Noble, A.J. Strickland, III, and Harley A. Whitfield, as Directors.
☐	FOR all nominees ☐	AGAINST all nominees
☐	AGAINST the following nominee(s)
☐	ABSTAIN as to the following nominee(s)
•
To approve the Amendment to the Articles of Incorporation regarding Directors' liability and indemnificaiton rights.
☐	FOR	☐	AGAINST	☐	ABSTAIN
•
To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for 2003.
☐	FOR	☐	AGAINST	☐	ABSTAIN

To transact such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection with that meeting.
Dated: , 2003
SIGNATURE OF STOCKHOLDER(S)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY N THE ENCLOSED ENVELOPE OR
FAX TO (515)-221-9989

QuickLinks

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
PROPOSALS TO BE VOTED UPON
Proposal 1 Election of Directors
Proposal 2 Amendment to the Articles of Incorporation— Director Liability and Indemnification Rights
Proposal 3 Appointment of Independent Auditors
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS
Summary Compensation Table
Options Granted in Last Fiscal Year
Aggregate Option Exercises and Fiscal Year-end Values
OTHER INFORMATION
APPENDIX A